December 27, 1996

Uniroyal Technology Corporation
Two North Tamiami Trail, Suite 900
Sarasota, Florida 34236

Dear Sirs:

         I have acted as counsel to Uniroyal Technology Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement of the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offering and sale of up to 140,000 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company issuable upon exercise of options granted pursuant to the Company's 1995 Non-Qualified Stock Option Plan
(the "Plan"). Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Plan, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Company as I have deemed relevant or necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant or necessary for a basis for the opinion hereinafter set forth.

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Uniroyal Technology Corporation
December 27, 1996
Page Two


         In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents submitted to me as certified or photostatic copies and the authenticity of such latter documents.

         Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the shares of Common Stock initially issuable upon exercise of the Options will be validly issued, fully paid and non-assessable and free of preemptive rights.

         The opinion herein is limited to the laws of the State of Florida, the General Corporation Law of the State of Delaware and the federal laws of the United States, and I express no opinion as to the effect of the laws of any other jurisdiction on the matters addressed in this opinion.

         I consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for registration or qualification of the Common Stock issuable on exercise of the Options under the securities (or "Blue Sky") laws of such states to the extent that such registration or qualification may be required.

         This opinion is rendered solely for your benefit in connection with the Plan. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent, except as noted above.

                            Very truly yours,

                        /S/ Oliver J. Janney
                           Oliver J. Janney